EXHIBIT 15.1

Graystone Company Announces Launch of New Website and Introduction Video

Fort Lauderdale, FL – June 7, 2021 – Graystone Company, Inc. (OTC: GYST) announced today that it has launched a newly updated website (www.TheGraystoneCompany.com) reflecting the company’s focus on Bitcoin Mining.  The company launched its Bitcoin Mining Operation in May 2021 with the bulk of the initial mining equipment expected to arrive in September 2021.

Additionally, the company has completed an introductory video about the company’s Bitcoin Mining operation which can be viewed on its YouTube page at: https://youtu.be/H2Cx3vHCCEE

The company has already acquired 1,000 Terahash TH/s and has updated its year over year goals to 50,000 TH/s in 2021 and 150,000 TH/s in 2022.  The company feels that 1,000,000 TH/s in calendar year 2024 is an achievable goal.

About The Graystone Company, Inc.
Graystone Company operates two divisions:  A Bitcoin BTC mining operation and a Wellness, Longevity and Anti-Aging product line.  The Graystone Company, Inc. (OTC PINK:GYST) is headquartered in Fort Lauderdale, FL., and can be contacted at www.thegraystonecompany.com or by phone at (954) 271-2704.

Corporate Website: www.thegraystonecompany.com
Twitter (Corporate): https://twitter.com/TheGraystoneco
Twitter (Mining): https://twitter.com/Graystonemining
YouTube: https://www.youtube.com/channel/UCx1DkmPk_g0OImUmsXxVnvw
Facebook: https://www.facebook.com/thegraystonecompany

Bitcoin Wallet Address: https://www.blockchain.com/btc/address/32nWKSce24EPUGXnkfqVdvUyWbrVUmwpAr

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

For more information:
Graystone Company
Email: info@thegraystonecompany.com
Phone: (954) 271-2704